Exhibit 1.3

AETERNA ZENTARIS INC.
(the "Corporation")
AMENDED AND RESTATED BY-LAW ONE
MEETINGS OF SHAREHOLDERS AND DIRECTORS, COMMITTEES AND OTHER MATTERS

ARTICLE l.    MEETINGS OF SHAREHOLDERS.

1.1
Place, Time and Notice. Meetings of shareholders of the Corporation shall be held at the registered office of the Corporation or at such other place and at such time as the Board of Directors, the Chief Executive Officer or the President may determine, from time to time.

1.2
Electronic Meetings. If the directors of the Corporation call a meeting of shareholders pursuant to the laws governing the Corporation, those directors may determine that the meeting shall be held in accordance with the regulations, if any, governing the Corporation entirely by means of telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting.

1.3
Chairman. Subject to the provisions of any resolution of the Board of Directors, the Chairman of the Board or, in his absence or inability or refusal or failure to act, a Vice or Deputy Chairman of the Board or, in his absence or inability or refusal or failure to act, the President or, in his absence or inability or refusal or failure to act, the Vice-President or, if there be more than one Vice-President, that one of them who may have been designated for the purpose by the Board of Directors, shall preside at all meetings of shareholders. All of the foregoing officers may attend such meetings but no Vice-President shall act as chairman if the Board of Directors shall have determined that he shall not so act. If all of the foregoing offi-cers be absent or unable or refuse or fail to act, the persons present may choose a chairman.

The chairman of any meeting of shareholders shall conduct the procedure thereat in all respects and his decision on all matters, including, but without in any way limiting the generality of the foregoing, any question regarding the validity or invalidity of any proxy, shall be conclusive and binding upon the shareholders. A declaration by the chairman at any meeting that a resolution has been carried or carried unanimously or carried by any particular majority or lost or not carried by a particular majority shall be conclusive evidence of such fact.
The chairman of any meeting of shareholders may, in his discretion, order a ballot. Moreover, any shareholder or its representative, where the shareholder is a body corporate or an association, or his proxyholder, either before or after any vote by show of hands, may require a ballot on any question at any time before the termination of the meeting. A demand for a ballot may be withdrawn.
If at any meeting a ballot is to be taken, it shall be taken in such manner and either at once or after adjournment as the chairman directs. The result of a ballot shall be deemed to be a resolution of the meeting at which the ballot was taken whether or not a vote on a show of hands had previously been taken on the same question.
The chairman of any meeting of shareholders may appoint up to two (2) persons, who may but need not be directors, officers, employees or shareholders of the Corporation, to act as scrutineers at such meeting.

1.4
Quorum. The holder or holders of not less than ten (10) per cent of the outstanding shares of the Corporation carrying voting rights at the meeting, present in person or represented by proxy or by an authorized representative, shall constitute a quorum.

The quorum at any reconvened meeting of shareholders so adjourned is fixed at one (1) shareholder present or represented in accordance with this By‑Law. The reconvened meeting may then proceed to examine and dispose of the business for which it was called.

1.5
Voting Rights. At all meetings of shareholders, every shareholder entitled to vote thereat, whether present in person or by proxyholder, or, in the case of a body corporate or association by a duly authorized representative, shall be entitled to one (1) vote for each voting share; if, however, in virtue of the law or the articles of the Corporation another scale of voting rights is fixed with respect to a particular matter or to another class of shares, such scale of voting shall be adopted.

1.6
Particulars of Proxies. The directors may also permit particulars of proxies for use at or in connection with any such meeting which have been deposited with the Corporation or its agent at a place other than the place of such meeting to be cabled, telecopied or telegrammed to the secretary of the Corporation prior to such meeting. In such event, such proxies, if otherwise in order, shall be valid and any votes cast in accordance therewith shall be counted.

1.7
Nominations of Directors. Subject only to the Canada Business Corporations Act (the "Act") and the articles of the Corporation (the "Articles"), only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the board of directors of the Corporation (the "Board") may be made at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors:

a.	by or at the direction of the Board, including pursuant to a notice of meeting;

b.
by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Act, or a requisition of the shareholders made in accordance with the provisions of the Act; or

c.
by any person (a "Nominating Shareholder"): (A) who, at the close of business on the date of the giving of the notice provided for below in this Section 1.7 and on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and (B) who complies with the notice procedures set forth below in this Section 1.7.

In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation at the principal executive offices of the Corporation.
To be timely, a Nominating Shareholder's notice to the Secretary of the Corporation must be made:

a.
in the case of an annual meeting of shareholders, not less than 30 nor more than 65 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date on which the first public announcement (the "Notice Date") of the date of the annual meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the tenth (10th) day following the Notice Date; and

b.
in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the fifteenth (15th) day following the day on which the first public announcement of the date of the special meeting of shareholders was made.

c.
In no event shall any adjournment or postponement of a meeting of shareholders or the announcement thereof commence a new time period for the giving of a Nominating Shareholder's notice as described above.

To be in proper written form, a Nominating Shareholder's notice to the Secretary of the Corporation must set forth:

a.
as to each person whom the Nominating Shareholder proposes to nominate for election as a director: (A) the name, age, business address and residential address of the person; (B) the principal occupation or employment of the person; (C) the class or series and number of shares in the capital of the Corporation which are controlled or which are owned beneficially or of record by the person as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; and (D) any other information relating to the person that would be required to be disclosed in a dissident's proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws (as defined below); and

b.
as to the Nominating Shareholder giving the notice, any proxy, contract, arrangement, understanding or relationship pursuant to which such Nominating Shareholder has a right to vote any shares of the Corporation and any other information relating to such Nominating Shareholder that would be required to be made in a dissident's proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws (as defined below).

The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder's understanding of the independence, or lack thereof, of such proposed nominee.
No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the provisions of this Section 1.7; provided, however, that nothing in this Section 1.7 shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at a meeting of shareholders of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Act. The Chairman of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.
For purposes of this Section 1.7:

a.
"public announcement" shall mean disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Corporation under its profile on the System of Electronic Document Analysis and Retrieval at www.sedar.com; and

b.
"Applicable Securities Laws" means the applicable securities legislation of each relevant province of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission and similar regulatory authority of each province of Canada.

Notwithstanding any other provision of this Section 1.7, notice given to the Secretary of the Corporation pursuant to this Section 1.7 may only be given by personal delivery, facsimile transmission or by email (to the Secretary of the Corporation), and shall be deemed to have been given and made only at the time it is served by personal delivery, email or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received) to the Secretary at the address of the principal executive offices of the Corporation; provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Québec time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.
Notwithstanding the foregoing, the Board may, in its sole discretion, waive any requirement in this Section 1.7.
ARTICLE 2.    MEETINGS OF DIRECTORS.

2.1
Place, Time and Notice. Immediately after the annual meeting of shareholders in each year, a meeting of such of the newly elected directors as are then present may be held, provided that they shall constitute a quorum, without notice, for the appointment of officers of the Corporation and the transaction of such other business as may come before the meeting.

Subject to the provisions of any resolution of the Board of Directors, meetings of the Board of Directors may be called at any time by the Chairman of the Board or a Vice or Deputy Chairman of the Board or the President or any Vice-President who is a director or any two directors and notice of the time and place for holding any meeting of the Board of Directors shall be given at least twelve (12) hours prior to the time fixed for the meeting. Any meeting so called may be held at the registered office of the Corporation or any other place which shall have been fixed by the Board of Directors.
The Board of Directors may also from time to time provide for the holding of regular meetings of the Board of Directors at such place, within or outside of Canada, with or without notice, as may be determined by resolution.

2.2
Chairman. Subject to the provisions of any resolution of the Board of Directors, the Chairman of the Board or, in his absence or inability or refusal or failure to act, any Vice or Deputy Chairman of the Board or, in his absence or inability or refusal or failure to act, the President or, in his absence or inability or refusal or failure to act, the

Vice-President or, if there be more than one Vice-President, that one of them who may have been designated for the purpose by the Board of Direc-tors, shall preside at all meetings of the Board of Directors; provided that neither the President nor any Vice-President shall so act unless he is a director. If all of the foregoing officers be absent or unable or refuse or fail to act, the directors present may choose a chairman from among their number. The chairman at any meeting of directors may vote as a director.

2.3
Quorum. Except where the Corporation has only one director, the Board of Directors may, from time to time, fix by resolution the quorum for meet-ings of the Board of Directors but until otherwise fixed a majority of directors in office, from time to time, shall constitute a quorum.

ARTICLE 3.    COMMITTEES

3.1
Election. The Board of Directors may, from time to time, appoint from their number committees of directors, however designated, containing such proportion of Canadian residents as may be required by law.

3.2
Chairman, Quorum and Procedure. Any committee of directors shall have the power to appoint a chairman and a vice or deputy chairman, to fix its quorum, which quorum shall consist of not less than a majority of its members, and to determine its procedure.

3.3	Secretary. The secretary of the Corporation shall act as secretary of each committee of directors unless some other secretary be appointed by the committee.

3.4	Powers. The Board of Directors may delegate to any such committee of directors any of the powers of the board except those which by law a committee of directors has no authority to exercise.

3.5
Proceedings open to the Board. All proceedings of committees of directors shall be open to the examination of the Board of Directors of the Corporation and shall be reported to the board of directors if and when the Board of Directors so directs.

3.6
Meetings. Meetings of committees of directors may be held at the registered office of the Corporation or at such other place within or outside of Canada as a committee may from time to time determine. Meetings of a committee may be called by or by the order of the president, the chairman of the committee, the vice-chairman or any two (2) members thereof.

3.7	Remuneration. The members of a committee of directors shall be entitled to receive such remuneration for their services as members of the committee as the directors may from time to time determine.

3.8	Removal and Replacement. The directors may from time to time remove any member of a committee of directors from office.
The directors may also from time to time fill any vacancy which may occur in the membership of a committee.
ARTICLE 4.    OTHER MATTERS

4.1
Indemnification. The Corporation shall, to the full extent provided by law, indemnify a director or officer of the Corporation, a former director or officer of the Corporation or another individual who acts or acted at the Corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.